Draft #2
December 6, 2007

UNITED HERITAGE CORPORATION
NASDAQ Issues a Delisting Letter

MIDLAND, Texas, December 5, 2007 -- United Heritage Corporation, (NASDAQ: UHCP) a public company involved in the development of medium gravity crude oil assets, announced today that on November 30, 2007 the Company received a letter from The Nasdaq Stock Market noting its failure to comply with Marketplace Rule 4310(c)(3) which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. On November 14, 2007 the Company filed its quarterly report on Form 10-QSB for the quarter ended September 30, 2007 indicating that the Company had shareholders’ equity of $2,254,444. The letter indicated that trading of the Company’s common stock will be suspended at the opening of business on December 11, 2007 unless the Company appeals this determination. The Company has requested a hearing to appeal the determination to the Nasdaq Listing Qualifications Panel, which has been set for January 17, 2008. There can be no assurance that the Panel will grant the Company’s request for continued listing.

On November 29, 2007 the Company announced the placement of units consisting of common stock and warrants having a value of $600,000. On December 5, 2007 the Company amended its 10-QSB for the quarter ended September 30, 2007 to reflect this investment as a subsequent event and to show the pro-forma effect of the offering proceeds on its cash and shareholders’ equity. The Company has also retained the services of two professionals from Calgary to actively pursue the timely development of its medium crude project in Edwards County, Texas. Consequently, the Company intends to begin securing the necessary financing to begin Phase 1 of the pilot project, which it anticipates closing by year end. The Company is hopeful that these steps will provide The Nasdaq Stock Market with the assurance it needs that the Company can stay in compliance with Marketplace Rule 4310(c)(3).

Private Securities Litigation Reform Act Safe Harbor Statement:
The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate include our limited capital resources and limited access to financing and our ability to overcome negative publicity relating to the restatement of our proved reserves. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof.